Exhibit 99.1

Large Scale Biology Corporation Appoints Ulrich M. Grau, Ph.D., to LSBC’s Board of Directors

VACAVILLE, CALIFORNIA, May 11, 2005 – Large Scale Biology Corporation (Nasdaq:LSBC) today announced the appointment of Ulrich M. Grau, Ph.D. to the LSBC Board of Directors. Dr. Grau’s appointment will take effect on May 29, 2005.

Ulrich M Grau, Ph.D., brings to LSBC’s Board more than 20 years of experience in the biotechnology and pharmaceutical industry. His extensive expertise in healthcare includes corporate strategy and strategic alliances, program expansion, and the development of new products and technologies for a wide range of indications.

Dr. Grau is currently Chief Executive Officer and founder of Lux Biosciences, Inc., a company devoted to novel treatments for ophthalmic diseases.  Prior to founding Lux Biosciences, from 2002 to 2005, Dr. Grau was Chief Scientific Officer of Enzon Pharmaceuticals, Inc. (Bridgewater, NJ), where he was responsible for advancing the company’s product pipeline and expanding its research and development programs with a therapeutic focus on oncology, immunology and fungal diseases.

Dr. Grau was President, Research & Development, at BASF Pharma (Ludwigshafen, Germany) until its acquisition in 2001 by Abbott Laboratories.  In that capacity he directed a global R&D organization of approximately 1,500 employees and significantly advanced and expanded that company’s product portfolio, which included therapies for a variety of health conditions, including rheumatoid arthritis, obesity, arrhythmia, sepsis and severe pain.

From 1997 to 1999, Dr. Grau was Senior Vice President Global Product Realization at Hoechst Marion Roussel, the pharmaceutical division of Hoechst A.G., where he was responsible for HMR’s entire late-stage development portfolio, with a focus on seven therapeutic fields, including diabetes and metabolic disorders, immunology and rheumatology.  He also managed the integration of pharmaceutical research and development between HMR and Rhone-Poulenc-Rorer, which combined to form Aventis Pharma (now Sanofi-Aventis, Paris, France).

Born and raised in Stuttgart, Germany, Dr. Grau earned his Ph.D. degree in Chemistry and Biochemistry from the University of Stuttgart and spent three years as a Postdoctoral Fellow at the Department of Biological Sciences at Purdue University, Indiana.

Robert L. Erwin, Chairman of Large Scale Biology Corporation said, “We are delighted to have Uli join our Board of Directors.  His biotechnology and pharmaceutical industry experience and the guidance he will provide come at a critical time for LSBC as we accelerate our product focus and continue to build commercial alliances.”

Dr. Grau said, “I’m looking forward to joining the LSBC Board at a time when the company is accelerating its pipeline efforts and utilizing its strong technology base for engineered biologics to generate treatments for serious diseases.”

“Uli’s appointment to our Board underscores LSBC’s commitment to applying leading technologies to the development of products that will satisfy unmet medical needs,” stated Kevin J. Ryan, LSBC’s President and CEO.  “His extensive experience in product development and commercialization should help further focus our pipeline activities and facilitate additional industry alliances,” Mr. Ryan added.

About Large Scale Biology Corporation
Large Scale Biology Corporation is a biotechnology company developing and biomanufacturing biotherapeutics, vaccines and industrial proteins for important life science industry markets. Corporate headquarters, molecular biology and product design laboratories are located in Vacaville, California, and the Company’s bioprocess development and commercial-scale biomanufacturing facilities are located in Owensboro, Kentucky.  In addition to its class-leading internal capabilities, LSBC relies on a network of industry, government and academic collaborators throughout the US and Europe to achieve rapid, commercially relevant product discovery, optimization, manufacturing and distribution.  For more information about Large Scale Biology Corporation, visit the Company’s website at www.lsbc.com.

LSBC™ is a trademark of Large Scale Biology Corporation.